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                                 SCHULER HOMES, INC.
                               STOCK PURCHASE AGREEMENT

     I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of Schuler Homes, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the offering period in the 1% multiple of my earnings (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

     The offering period is divided into a series of consecutive purchase intervals. With the exception of the initial purchase interval which begins on August 1, 1998, those purchase intervals will be of six months duration and begin on the first business day of March and September each year during the offering period. My participation will automatically remain in effect from one purchase interval to the next during the term of the ESPP in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval and I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase interval.

     My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be 85% of the LOWER of (i) the fair market value per share of Common Stock on my entry date into the offering period or (ii) the fair market value per share on the purchase date. However, the clause (i) amount will in no event be less than the fair market value per share of Common Stock on the start day of the offering period. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase during any purchase interval and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

     I may withdraw from the ESPP at any time prior to the last business day of a purchase interval and elect either to have the Corporation refund all my payroll deductions for that interval or to have such payroll deductions applied to the purchase of Common Stock at the end of such interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason including death or disability or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

     If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began. The Corporation will issue a stock certificate for the shares purchased on my behalf after the end of each purchase interval. The certificate will be issued in the name or names I have selected on the Enrollment Form accompanying this Agreement or will be deposited directly in my designated brokerage account. I will notify the Corporation of any disposition of shares purchased under the ESPP and I will satisfy all applicable income and employment tax withholding requirements at the time of such disposition.

     The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase interval. However, such purchase rights may be amended or terminated with an immediate effective date to the extent necessary to avoid the Corporation's recognition of compensation expense for financial reporting purposes, should the accounting principles applicable to the ESPP change. Upon such termination, I will cease to have any further rights to purchase shares of Common Stock under this Agreement.

     I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

     Date:                , 199
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                                                  Signature of Employee

                                             Printed Name:
                                                          ----------------------

     Duration of Offering Period:   From:           , 1998 to August 31, 2000
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     Entry Date into Offering Period:               , 199
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